Exhibit 5.3

[BLACKWELL SANDERS PEPER MARTIN LLP LETTERHEAD]

720 OLIVE STREET SUITE 2400 ST. LOUIS, MO  63101

TEL: (314) 345-6000  FAX: (314) 345-6060

WEBSITE: www.blackwellsanders.com

October 24, 2005

Williams Scotsman, Inc.

8211 Town Center Drive

Baltimore, Maryland 21236

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Re:          Truck & Trailer Sales, Inc.: Guarantee of Certain Financing Obligations

Ladies and Gentlemen:

We have acted as special Missouri counsel to Truck & Trailer Sales, Inc., a Missouri corporation (the “Company”), in connection with the Company’s guarantee of Williams Scotsman, Inc.’s (the “Issuer”) 8½% Senior Notes due 2015, in the aggregate principal amount of $350,000,000 (the “Exchange Notes”).  This opinion is rendered to the Issuer in connection with the Registration Statement on Form S-4 filed by the Issuer, the Company, Williams Scotsman International, Inc. (the “Parent”) and the other subsidiaries of the Issuer named therein as guarantors with the Securities and Exchange Commission (the “Commission”) on October 24, 2005, (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

We understand that the Exchange Notes are to be offered in exchange for the Issuer’s outstanding 8½% Senior Notes due 2015, in the aggregate principal amount of $350,000,000, which were issued and sold by the Issuer on September 29, 2005, in an offering that we have been advised was exempt from registration under the Act.  We further understand that the Exchange Notes will be issued by the Issuer in accordance with the terms of Indenture, dated as of September 29, 2005, (the “Indenture”), among the Issuer, the Company, the other Guarantors, the Subordinated Guarantor and The Bank of New York, as trustee.  Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or the Registration Statement, as applicable.

Section 1.  The documents we have examined for purposes of this opinion are the following:

1.1           The Indenture, which includes as an exhibit the form of Exchange Note;

1.2           The Registration Rights Agreement, dated as of September 29, 2005, among the Issuer, Willscot Equipment, LLC, the Company, the Parent, the other subsidiaries of the Issuer named therein as guarantors, Deutsche Bank Securities Inc., Banc of America Securities LLC, Citigroup Capital Markets Inc., Lehman Brothers Inc. and CIBC World Market Corp.;

1.3           The Registration Statement;

1.4           The Articles of Incorporation and Amendment of Articles of Incorporation of the Company certified to us by an officer of the Company as being complete and in full force and effect on and as of the date of this opinion (the “Articles”);

1.5           The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect on and as of the date of this opinion (the “Bylaws”; and, together with the Articles, the “Governing Documents”);

1.6           A certificate of an officer of the Company dated as of September 29, 2005, attached hereto as Exhibit A (the “Officer’s Certificate”) and upon which we have been authorized by such officer to rely;

1.7           Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the board of directors of the Company relating to the transactions contemplated by the Transaction Documents (as defined below); and

1.8           A Certificate of Corporate Good Standing relating to the Company issued by the Missouri Secretary of State, dated September 22, 2005.

The documents described above as 1.1, 1.2 and 1.3 are collectively referred to in this opinion as the “Transaction Documents”.

In rendering the following opinions, as to factual matters that affect our opinions, we have, with your approval, relied on (and assumed the accuracy of) certificates, statements and other representations of officers of the Company, including, without limitation, the Officer’s Certificate, and we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all records, documents and instruments submitted to us as copies.

Our opinion expressed in Paragraph 2.1 of Section 2 as to the valid existence and good standing of the Company is based solely upon the Certificate of Corporate Good Standing identified as item 1.8 above.

Section 2.  Based upon the foregoing and in reliance thereon and subject to the assumptions, limitations and qualifications set forth in this opinion, we are of the opinion that to our knowledge:

2.1           The Company has been duly incorporated and is validly existing under the laws of the State of Missouri and is in “good standing” (as that phrase is used by the Missouri Secretary of State), and has all requisite corporate power and corporate authority to own its property and conduct its business as described in its Articles.

2.2           The Company has all requisite corporate power and corporate authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.

2.3           Each of the Transaction Documents to which the Company is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered on behalf of the Company.

2.4           The guarantees to be endorsed on the Exchange Notes by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company.

2.5           The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party and the performance of its obligations thereunder do not and will not conflict with or constitute or result in a violation of (i) the Governing Documents; or (ii) any statute, judgment, decree, order, rule or regulation of the State of Missouri known to us to be applicable to the Company except for any such conflict, violation, or event which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the conduct of the business of the Company.

Section 3.  Our opinions are based on the assumptions (upon which we have relied with your consent) and subject to the qualifications and limitations, set forth in this letter, including the following:

3.1           This opinion is limited to the federal laws of the United States of America and the laws of the State of Missouri, and we disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

3.2           We have assumed for purposes of this opinion that: (a) any certifications dated prior to the date of this opinion remain true as of the date hereof; (b) each certificate of a public official is accurate, complete and authentic and all official public records are accurate and complete; (c) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of Missouri, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in Missouri, and are in a format that makes the legal research reasonably feasible; (d) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in Missouri has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity and (e) each public document is accurate, complete and authentic and all official public records are accurate and complete.  We have not made any independent investigation or inquiry concerning the business or financial condition of the Company.

3.3           We note that the Constitution of the State of Missouri, Article XI, Section 7, provides:

Section 7.  Consideration for corporate stock and debts — fictitious issues — antecedent debts — increases of stock or bonds — issuance of preferred stock.  No corporation shall issue stock, or bonds or other obligations for the payment of money, except for money paid, labor done or property actually received; and all fictitious issues or increases of stock or indebtedness shall be void; provided, that no such issue or increase made for valid bona fide antecedent debts shall be deemed fictitious or void.  The stock or bonded indebtedness of corporations shall not be increased nor shall preferred stock be issued, except according to general law.

Section 351.160(1), Missouri Revised Statutes tracks the first sentence of Article XI, Section 7.  A constitutional prohibition like Section 7 has been in the Missouri Constitution since 1875 although the clause, “or other obligations for the payment of money”, was added at the time of a 1945 constitutional convention.  We are not aware of any published decision in which the enforceability of a guarantee has been denied as violative of Article XI, Section 7 of the Constitution of the State of Missouri.  We also note that Section 351.385(7), Missouri Revised Statutes, authorizes Missouri corporations to make certain guarantees, including specifically guarantees of the capital stock, bonds, other securities, evidences of indebtedness and other debts and obligations issued by any other corporation, indicating at least a legislative interpretation that the Missouri Constitution does not prohibit guarantees by corporations.  Although, in the absence of any controlling authority on this issue in Missouri, we cannot give an unqualified opinion, we do not believe Article XI, Section 7 of the Missouri Constitution or Section 351.160(1), Missouri Revised Statutes, was intended to prohibit corporations from making guarantees.

3.4           With respect to our opinion that the identified Transaction Documents to which the Company is a party have been duly executed and delivered by the Company, we note that we were not present at the execution and delivery of the original documents and that we have based our opinion on examination of copies of such Transaction Documents and with respect to the Exchange Notes, forms of such documents.  As to matters of fact, we have assumed all representations of the Company and the other parties in the Transaction Documents are true.  When an opinion is stated to be “to our knowledge,” or is qualified by the phrase “known to us,” or other words of similar import appear, that knowledge is based upon our examination of the records, documents, instruments and certificates enumerated or described in Section 1 above and the actual contemporaneous knowledge of attorneys in this firm who are currently involved in legal representation of the Company in connection with the Transaction Documents; for this purpose “we” “our” and “us” means only those attorneys within our firm who have done substantive work on this opinion who are J. Neil Huber and John Muller.  We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.

3.5           We do not express (and have not been requested to express) any opinion concerning (a) any securities or blue sky laws, rules and regulations of any state or foreign securities laws, rules or regulations, (b) fraudulent conveyance or transfer laws, corporate laws relating to impairment of capital or surplus, or similar laws, rules or regulations, (c) antifraud or similar laws, rules or regulations relating to disclosure, (d) environmental laws, regulations or codes of the State of Missouri or any other jurisdiction or (e) the tax consequences of the transactions contemplated by the Transaction Documents.

3.6           This opinion is limited to the matters specifically stated in this letter, and no further opinion is to be implied or may be inferred beyond the opinions specifically stated herein.  Unless otherwise stated herein, we have made no independent investigation regarding factual matters.  This opinion is based solely on the state of the law as of the date of this opinion, and we specifically disclaim any obligation to monitor any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion which might affect any of the opinions stated herein.

This opinion is rendered to you in connection with the Transaction Documents and is solely for your benefit and the benefit of Paul, Weiss, Rifkind, Wharton & Garrison.  This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent.  Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our firm’s name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement.

Yours very truly,

/s/ BLACKWELL SANDERS PEPER MARTIN LLP

BLACKWELL SANDERS PEPER MARTIN LLP

JNH/JJM